Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)

National Healthcare Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	1	Equity	Common Stock, $0.01 par value per share	457(o)	—	—	$300,000,000.00	0.0000870	$26,100.00
Fees Previously Paid
Carry Forward Securities
		Total Offering Amounts:					$300,000,000.00		$26,100.00
		Total Fees Previously Paid:							$0.00
		Total Fee Offsets:							$0.00
		Net Fee Due:							$26,100.00

Offering Note

1
The registration fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on the proposed maximum aggregate offering price of the shares of common stock, par value $0.01 per share, of the registrant that may be offered and sold from time to time pursuant to the Equity Offering Sales Agreement, dated November 10, 2026, by and among the registrant and the agents and forward sellers named therein. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant previously deferred payment of all of the registration fee for the registrant’s Registration Statement on Form S-3 (File No. 333-298131), filed with the Securities and Exchange Commission on August 7, 2026 (the “Registration Statement”). This “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” in the Registration Statement previously filed.